Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 22, 2010 on the consolidated financial statements of PVF Capital Corp. appearing in the Annual Report on Form 10-K of PVF Capital Corp. for the year ended June 30, 2010.

/s/    Crowe Horwath LLP

Cleveland, Ohio

July 18, 2011